Exhibit 99.1

News Release

LOCKHEED MARTIN BOARD ELECTS MARILLYN HEWSON CEO & PRESIDENT

AND MEMBER OF THE BOARD

Christopher Kubasik Resigns

BETHESDA, Md., Nov. 9, 2012 – Lockheed Martin [NYSE:LMT] announced today that its board of directors asked for and received the resignation of Christopher E. Kubasik, 51, from his role as vice chairman, president and chief operating officer (COO), effective immediately. The board also elected Marillyn A. Hewson, 58, president and COO, and a director effective immediately, and chief executive officer (CEO) and president effective January 1, 2013. Hewson will also retain her role as executive vice president of Electronic Systems business area until the end of this year.

Kubasik, previously slated to become CEO in January, resigned after an ethics investigation confirmed that he had a close personal relationship with a subordinate employee. His actions violated the company’s Code of Ethics and Business Conduct, but did not affect the company’s operational or financial performance.

“While I am deeply disappointed and saddened by Chris’ actions, which have been inconsistent with our values and standards, our swift response to his improper conduct demonstrates our unyielding commitment to holding every employee accountable for their actions,” said Robert J. Stevens, chairman and CEO. “Fortunately, we have a strong leadership team and a robust succession plan that allowed the board and me to react quickly and appropriately to this situation. Marillyn is an exceptional leader with impeccable credentials and deep knowledge of our business, customers, shareholders and employees.”

The board also elected Stevens Executive Chairman effective January 1. In that role he will work with Marillyn to facilitate a smooth CEO transition.

“As Board Executive Chairman,” Stevens continued, “I will remain very active and involved in our company’s work, playing any role that would be of value, and I will do this throughout 2013.”

Douglas H. McCorkindale, Lockheed Martin’s independent lead director said, “Upholding the highest ethical standards is embedded in the fabric of the Lockheed Martin character and is the foundation of the decisive action we took in the face of a very challenging situation. Marillyn is a strong leader with a record of delivering impressive results. She has the full support of the board as she assumes her responsibilities as our next CEO.”

Hewson joined Lockheed Martin in 1983, has served as executive vice president of the Electronic Systems business area since January 2010, and was named President and COO-elect by the board in April 2012. She earned her bachelor’s degree in business administration and a master’s degree in economics from The University of Alabama. She also attended the Columbia

Business School and Harvard Business School executive development programs. She chairs the Sandia Corporation board of directors and she serves on the board of DuPont. Hewson is a member of the Association of the United States Army Council of Trustees and the University of Alabama’s Culverhouse College of Commerce and Business Administration Board of Visitors.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation’s net sales for 2011 were $46.5 billion.

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Media Contact: Jennifer Whitlow, (240) 274-9290, jennifer.m.whitlow@lmco.com

www.lockheedmartin.com

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